
ILLINOVA CORPORATION
STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
FIXED CHARGES
(Thousands of Dollars)

                  Year Ended December 31,  Supplemental **                   Supplemental **
-----------------------------------------------------------------------------------------------------
                                      1990       1990       1991     1992     1993     1993     1994
Earnings Available for Fixed Charges:
Net Income (Loss) per "Statement
   of Income"                     ($115,323)  ($115,323) $ 78,378 $ 93,234 ($81,874) ($81,874) $151,786
 Add:
  Income Taxes:
   Current                           21,307      21,307    29,369   22,930   25,260    25,260    58,354
   Deferred - Net                    36,545      36,545    45,990   63,739   82,057    82,057    71,177
  Allocated income taxes              2,608       2,608    (1,348)  (6,632) (12,599)  (12,599)   (8,285)
  Investment tax credit - deferred  (14,121)    (14,121)      (11)    (519)    (782)     (782)  (11,331)
  Income tax effect of disallowed
     costs                          (24,759)    (24,759)        -        -  (70,638)  (70,638)      -
  Interest on long-term debt        191,559     191,559   176,179  160,795  154,110   154,110   135,115
  Amortization of debt expense and
   premium-net, and other interest
      charges                        13,162      13,162     9,004   12,195   17,007    17,007    15,826
  One-third of all rentals (Estimated to be
   representative of the interest
       component                      5,053       5,053     4,996    5,117    5,992     5,992     5,847
  Interest on in-core fuel            6,802       6,802     8,862    8,278    6,174     6,174     7,185
  Disallowed Clinton plant costs          -     160,328         -        -        -   270,956      -
                                   --------    --------  -------- -------- --------  --------  --------

Earnings (loss) available for
    fixed charges                  $122,833    $283,161  $351,419 $359,137 $124,707  $395,663  $425,674
                                   ========    ========  ======== ======== ========  ========  ========
Fixed charges:
 Interest on long-term debt        $191,559    $191,559  $176,179 $160,795 $154,110  $154,110  $135,115
 Amortization of debt expense and
  premium-net, and other
    interest charges                 31,093      31,093    25,553   25,785   27,619    27,619    25,381
 One-third of all rentals (Estimated to be
  representative of the interest
    component                         5,053       5,053     4,996    5,117    5,992     5,992     5,847
                                   --------    --------  -------- -------- --------  --------  --------
Total Fixed Charges                $227,705    $227,705  $206,728 $191,697 $187,721  $187,721  $166,343
                                   ========    ========  ======== ======== ========  ========  ========
Ratio of earnings to fixed charges     0.54 *      1.24      1.70     1.87     0.66 *    2.11      2.56
                                   ========    ========  ======== ======== ========  ========  ========

   * Earnings are inadequate to cover fixed charges. Additional earnings (thousands) of $104,872 and $63,014 for 1990 and 1993, respectively, are required to attain a one-to-one ratio of Earnings to Fixed Charges.

   ** Supplemental ratio of earnings to fixed charges presented to exclude nonrecurring item - Disallowed Clinton plant costs.


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